CONSECO, INC. AND SUBSIDIARIES
                                                                   Exhibit 12.1

               Computation of Ratio of Earnings to Fixed Charges,
     Preferred Dividends and Distributions on Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts - Consolidated Basis
                              (Dollars in millions)

                                                                               Successor                   Predecessor
                                                               ---------------------------------------    ------------
                                                                       Years
                                                                       ended               Four months    Eight months
                                                                    December 31,              ended          ended
                                                               --------------------       December 31,     August 31,
                                                               2005            2004           2003            2003(b)
                                                               ----            ----           ----            ----
Pretax income from operations:
    Net income.............................................    $324.9          $294.8        $ 96.3        $2,201.7
    Add income tax expense (benefit).......................     178.5           159.3          53.2           (13.5)
    Add discontinued operations............................       -               -             -             (16.0)
                                                               ------          ------        ------        --------

       Pretax income from operations.......................     503.4           454.1         149.5         2,172.2
                                                               ------          ------        ------        --------

Add fixed charges:
    Interest expense on corporate debt.....................      48.1            71.5          34.4           223.2
    Interest expense on investment borrowings..............      10.2             8.0           2.4             8.3
    Interest added to policyholder account balances........     419.9           410.4         145.5           307.9
    Portion of rental (a)..................................      12.6            13.5           6.4             8.9
                                                               ------          ------        ------        --------

       Fixed charges.......................................     490.8           503.4         188.7           548.3
                                                               ------          ------        ------        --------

       Adjusted earnings...................................    $994.2          $957.5        $338.2        $2,720.5
                                                               ======          ======        ======        ========

          Ratio of earnings to fixed charges...............     2.03X           1.90X         1.79X           4.96X
                                                                =====           =====         =====           =====

Fixed charges..............................................    $490.8          $503.4        $188.7       $   548.3

Add dividends on preferred stock, including dividends on
    preferred stock of subsidiaries (divided by the ratio of
    income to pretax income)...............................      58.9           100.9          43.2             -
                                                               ------          ------        ------       ---------

       Fixed charges plus preferred dividends..............    $549.7          $604.3        $231.9       $   548.3
                                                               ======          ======        ======       =========

       Adjusted earnings...................................    $994.2          $957.5        $338.2        $2,720.5
                                                               ======          ======        ======        ========

          Ratio of earnings to fixed charges and preferred
              dividends....................................     1.81X           1.58X         1.46X           4.96X
                                                                =====           =====         =====           =====

--------------------
     (a)  Interest portion of rental is estimated to be 33 percent.
     (b) Earnings for the eight months ended August 31, 2003 included reorganization items totaling $2,130.5 million. The reorganization items included: (i) $3,151.4 million related to the gain on the discharge of prepetition liabilities; (ii) $(950.0) million related to fresh start adjustments; and (iii) $(70.9) million related to professional fees. The ratios for the eight months ended August 31, 2003, excluding such reorganization items would be as follows: (i) ratio of earnings to fixed charges - 1.08X; and (ii) ratio of earnings to fixed charges excluding interest added to policyholder account balances - 1.17X. There were no preferred stock dividends or distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts during the eight months ended August 31, 2003.

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